SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported):
                         July 31, 2006


                           Cadiz Inc.
     (Exact name of Registrant as specified in its charter)

                            DELAWARE
         (State or other jurisdiction of incorporation)

                0-12114                        77-0313235
        (Commission File Number)   (IRS Employer Identification No.)

777 South Figueroa Street, Suite 4250, Los Angeles 90017
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the
       Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the
       Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b)
       under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.  NOTICE OF DELISTING OR FAILURE TO SATISFY A
            CONTINUED LISTING RULE OR STANDARD; TRANSFER
            OF LISTING

     Murray H. Hutchison resigned as a member of the Audit Committee of the Board of Directors of Cadiz Inc. (the "Company") effective July 31, 2006. Mr. Hutchison tendered his resignation solely due to his service on the audit committee of a New York Stock Exchange listed company which prohibits members of its audit committee from serving on more than two other audit committees. Mr. Hutchison remains a member of the Company's Board of Directors and of its Compensation and Nominating & Corporate Governance committees.

     The Board of Directors has determined that, as a result of Mr. Hutchison's resignation from the Audit Committee, the Company is not in compliance with the provisions of Nasdaq Rule 4350(d)(2)(A), which requires that the Company have and continue to have an audit committee comprised of at least three members. With Mr. Hutchison's resignation, the Company will have two members of the Audit Committee and one vacancy on the committee. The Company notified Nasdaq on August 1, 2006 that (i) it was aware of the foregoing noncompliance with the continuing listing standards of the Nasdaq rules and (ii) that it intends to appoint another Audit Committee member within the cure period provided in the rule, which is described below.

     Nasdaq Rule 4350(d)(4)(B) provides, in relevant part, that if the Company fails to comply with the audit committee composition requirement of Rule 4350(d)(2)(A) due to one vacancy on the audit committee, then the Company will have until the earlier of its next annual shareholder meeting or one year from the occurrence of the event that caused the failure to comply with Rule 4350(d)(2)(A).


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Cadiz Inc.



                              By: /s/ O'Donnell Iselin II
                                  --------------------------------
                                  O'Donnell Iselin II
                                  Chief Financial Officer


Dated:  August 2, 2006